Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated May 6, 2024, with respect to the consolidated financial statements of Saratoga Investment Corp. included in this Annual Report (Form 10-K) for the year ended February 29, 2024, into the Registration Statement (Form N-2, File No. 333-269186), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 6, 2024